Exhibit (a)(1)(A)

JABIL CIRCUIT, INC.

OFFER TO AMEND OR REPLACE

CERTAIN OUTSTANDING OPTIONS AND STOCK APPRECIATION RIGHTS

This document constitutes part of the prospectus relating to the Jabil Circuit, Inc. 1992 Stock Option Plan and the Jabil Circuit, Inc. 2002 Stock Incentive Plan

covering securities that have been registered under the Securities Act of 1933.

May 12, 2008

JABIL CIRCUIT, INC.

Offer to Amend or Replace Certain Outstanding Options and Stock Appreciation Rights

This offer and your participation and withdrawal rights will expire at 5:30 p.m., Eastern Daylight Time, on June 10, 2008 unless the offer is extended.

We are offering you the right to have your eligible stock options and stock appreciation rights amended or replaced and, in certain circumstances, to receive a cash payment calculated as set forth below, to avoid potential adverse tax consequences. The amended or replaced awards will have the same terms as the current awards except for a new exercise price or a new grant date, or both, as applicable. We refer to stock options and stock appreciation rights in this Offer to Amend or Replace as “awards.”

On April 17, 2007, the U.S. Treasury Department and the Internal Revenue Service issued final regulations under Section 409A of the Internal Revenue Code. The regulations provide that awards that vest after December 31, 2004 are subject to Section 409A if the awards were granted with a discounted exercise price. Awards were granted with a discounted exercise price if the per-share exercise price is less than the closing price of the underlying stock on the awards’ actual grant date. These awards will be subject to adverse income taxation unless the awards are brought into compliance with Section 409A. Awards granted with a discounted exercise price will likely result in income tax to you each year in which the stock price increases, an additional 20% income tax, and interest charges, all regardless of whether you exercise the awards. Additional state and local taxes might also apply. By accepting our offer, you can avoid these adverse tax consequences.

You can participate in this offer only if you are an eligible employee and you hold eligible awards.

You are an “eligible employee” if:

•	you are an employee of Jabil or its subsidiaries;

•	you hold eligible awards through the date this offer expires;

•	you are subject to taxation in the United States; and

•	you remain an employee through the date this offer expires.

Your awards are “eligible awards” if:

•	the awards were granted under Jabil’s 1992 Stock Option Plan or 2002 Stock Incentive Plan; and

•	the awards have an exercise price per share that is less than the fair market value of Jabil common stock on the awards’ actual grant date; and

•	the awards were unvested as of December 31, 2004 (if a portion of an award was unvested as of December 31, 2004, only the unvested portion is eligible for this offer);

•	the awards are subject to additional tax under Section 409A; and

•	the awards are outstanding on the date this offer expires.

Note that any awards (or portion of the awards) that vested on or before December 31, 2004 are not subject to additional tax under Section 409A, and are therefore not included in this offer and will retain the original terms under which they were granted.

This is an all or nothing offer, which means that if you participate, you must participate with respect to all of your eligible awards. If you participate in this offer, all of your eligible awards will be amended or replaced as follows:

•	If the closing price per share of our common stock on the last day of this offer is lower than or equal to the original exercise price of the eligible award:

•

Your award will be cancelled and immediately replaced with a new award under Jabil’s 2002 Stock Incentive Plan that is exactly the same as the cancelled award, including the same exercise price, and no loss of vesting or change to the expiration date of the award term, but with a new grant date.

•	You will not be entitled to a cash payment for any eligible awards tendered.

•

If the closing price per share of our common stock on the last day of this offer is (i) higher than the original exercise price of the eligible award and (ii) lower than the closing price of our common stock on the actual grant date of the eligible award:

•

Your award will be cancelled and immediately replaced with a new award under Jabil’s 2002 Stock Incentive Plan that is exactly the same as the cancelled award, including no loss of vesting or change to the expiration date of the award term, but with a new grant date and a new exercise price equal to the closing price of our common stock on the last day of this offer; and

•

You will receive a cash payment for each eligible award tendered equal to the difference between the amended exercise price and the original exercise price multiplied by the number of shares covered by such award, less applicable tax withholding.

•

If the closing price per share of our common stock on the last day of this offer is (i) higher than the original exercise price of the eligible award and (ii) higher than or equal to the closing price of our common stock on the actual grant date of the eligible award:

•	Your award will be amended to increase the exercise price so that it equals the closing price of our common stock on the actual grant date of the eligible award; and

•

You will receive a cash payment for each eligible award tendered equal to the difference between the amended exercise price and the original exercise price multiplied by the number of shares covered by such award, less applicable tax withholding.

Each eligible employee will receive an Addendum, which is available at \\alfarslgl01\Employee_Options_Exchange_Offer_Addendums$, that shows information about his or her eligible awards including, the number of unexercised shares subject to each eligible award, the original exercise price of the eligible awards, the original grant date for each eligible award, the actual grant date for each eligible award, and the closing price of our common stock on the actual grant date for each eligible award. If you hold an award which does not appear on the Addendum, such award is not an eligible award and therefore is not subject to amendment or replacement pursuant to this offer.

Any amendments or replacements of your participating awards will be effective as of the date that this offer expires. You will receive documentation evidencing your amended or replaced awards and your right to receive a cash payment, if any, promptly after the expiration of this offer. The cash payment, if any, will be payable on the first regularly scheduled payroll date after December 31, 2008, which will be in early January 2009.

This offer is not conditioned upon a minimum number of the outstanding eligible awards being tendered, but this offer is subject to customary conditions, which we describe in Section 8 of this Offer to Amend or Replace.

Our common stock is traded on the New York Stock Exchange under the symbol “JBL.” On May 9, 2008, the closing price of our common stock was $10.91 per share.

Neither we nor our Board of Directors makes any recommendation as to whether you should accept this offer, nor have we authorized any person to make any such recommendation. You should evaluate carefully all of the information in this Offer to Amend or Replace and the other offer documents and consult your personal tax, financial, and legal advisors for assistance on how this offer may affect your individual situation. You must make your own decision about whether to participate in this offer.

See “Risks of Participating in this Offer” beginning on page 13 for a discussion of risks that you should consider before participating in this offer.

IMPORTANT-ACTION ITEMS TO PARTICIPATE

If you participate in this offer, you must either electronically submit your Election Form by selecting the “ACCEPT” or “REJECT” button in the email from options_exchange_offer@jabil.com dated May 12, 2008, or by printing, completing and submitting the paper Election Form attached to the email. If you use the paper Election Form, please fax it to us at (727) 231-3051. Only Election Forms that are properly completed, electronically accepted (or properly signed, in the case of a paper Election Form) and actually received by us electronically via the email from options_exchange_offer@jabil.com dated May 12, 2008 or via fax on or before 5:30 p.m., Eastern Daylight Time, on June 10, 2008 will be accepted. Election Forms that are received after the deadline will not be accepted. The delivery of Election Forms is at your risk. We intend to confirm the receipt of your Election Form and any subsequent changes by email (or letter if you have not provided us with an email address) within two U.S. business days. If you have not received an email or letter, you must confirm that we have received your Election Form or any subsequent changes to the Election Form. If you need to confirm receipt after two U.S. business days have elapsed, you may email options_exchange_offer@jabil.com. Election Forms may be submitted only electronically via the email from options_exchange_offer@jabil.com dated May 12, 2008, or via fax. Election Forms submitted by any other means, including hand delivery, United States mail and Federal Express (or similar delivery service), are not permitted.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the amended or replaced awards or passed upon the accuracy or adequacy of this offer. Any representation to the contrary is a criminal offense.

You should direct questions about this offer to options_exchange_offer@jabil.com. If you are unable to either print or electronically submit your Election Form, or if you wish to obtain paper versions of the offer documents, please email options_exchange_offer@jabil.com and we will send you paper versions of the documents at no cost to you.

You should rely only on the information contained in this Offer to Amend or Replace or documents to which we have referred you. We have not authorized anyone to provide you with different information. We are not making this offer in any jurisdiction in which this offer is not permitted. However, we may, at our discretion, take any actions necessary for us to make this offer to eligible award holders in any of these jurisdictions.

Offer to Amend or Replace dated May 12, 2008

TABLE OF CONTENTS

SUMMARY TERM SHEET AND FREQUENTLY ASKED QUESTIONS		1

RISKS OF PARTICIPATING IN THIS OFFER		13

FORWARD-LOOKING STATEMENTS		15

THE OFFER		16

1.	ELIGIBILITY	16

2.	ELIGIBLE AWARDS AND AWARD OFFER CONSIDERATION	16

3.	EXPIRATION DATE	17

4.	PURPOSE OF THIS OFFER	18

5.	PROCEDURES FOR ELECTING TO TENDER AWARDS	19

6.	WITHDRAWAL RIGHTS AND CHANGE OF ELECTION	21

7.	ACCEPTANCE OF AWARDS FOR AMENDMENT OR REPLACEMENT; AMENDMENT OR REPLACEMENT OF ELIGIBLE AWARDS AND CASH PAYMENTS	22

8.	CONDITIONS OF THIS OFFER	22

9.	PRICE RANGE OF SHARES UNDERLYING THE AWARDS	24

10.	SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF AMENDED OR REPLACED AWARDS	24

11.	INFORMATION CONCERNING JABIL	27

12.	INTERESTS OF MEMBERS OF THE BOARD OF DIRECTORS AND EXECUTIVE OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE AWARDS	28

13.	STATUS OF AWARDS AMENDED OR REPLACED IN THIS OFFER; ACCOUNTING CONSEQUENCES OF THIS OFFER	29

14.	LEGAL MATTERS; REGULATORY APPROVALS	30

15.	MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES	30

16.	EXTENSION OF OFFER; TERMINATION; AMENDMENT	33

17.	FEES AND EXPENSES	33

18.	ADDITIONAL INFORMATION.	33

19.	FINANCIAL STATEMENTS	34

20.	MISCELLANEOUS	34

SCHEDULE A
Recent Transactions Involving Outstanding Awards Granted Under JABIL’s 1992 Stock Option Plan and JABIL’s 2002 Stock Incentive Plan by Members of our Board of Directors and Executive Officers		A-1

SCHEDULE B
Summary Financial Information of Jabil Circuit, Inc.		B-1

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SUMMARY TERM SHEET AND FREQUENTLY ASKED QUESTIONS

The following pages offer answers to some of the questions you may have about this offer. You should carefully read this entire Offer to Amend or Replace, including the following questions and answers, the email to all eligible employees dated May 12, 2008, and the Election Form together with the associated instructions. This offer is subject to the terms and conditions of these documents as they may be amended.

The answers to the following questions include references to other sections in this Offer to Amend or Replace that contain a more complete description of these topics.

CONDITIONS TO THIS OFFER

Q19.	Am I required to participate in this offer?	9

Q20.	Are there any conditions to this offer?	9

Q21.	Can I exchange shares of Jabil common stock that I acquired upon previous exercises of Jabil awards?	9

INFORMATION ABOUT MY AWARDS

Q22.	Will the terms and conditions of my amended or replaced awards be the same as my original awards?	9

Q23.	Will the number of shares subject to my awards change if I participate in this offer?	10

Q24.	If I hold multiple eligible award grants, can I choose which awards I want to tender?	10

Q25.	When will my eligible awards be amended or replaced?	10

Q26.	Are there circumstances under which I may accept this offer, but my eligible awards would not be amended or replaced or I would not receive a cash payment?	10

Q27.	What happens if I have an award grant that is subject to a domestic relations order or comparable legal document as the result of the end of a marriage?	10

Q28.	What happens to my awards if I do not submit my Election Form by the deadline, I choose not to participate, or my tender of awards is not accepted?	10

Q29.	How does Jabil determine whether awards have been properly tendered?	11

Q30.	Will I receive an amended or new award agreement?	11

TAX CONSIDERATIONS

Q31.	Are there any U.S. federal income tax consequences to my participation in this offer?	11

Q32.	If I accept this offer, could my amended or replaced awards still be subject to the adverse tax consequences under Section 409A?	11

Q33.	Will my amended or replaced stock options be incentive stock options or nonqualified stock options for U.S. tax purposes?	12

DECIDING WHETHER TO PARTICIPATE IN THIS OFFER

Q34.	How should I decide whether to accept this offer?	12

Q35.	Will my decision to participate in this offer have an impact on my ability to receive awards in the future?	12

Q36.	Who can I contact if I have questions about this offer, or if I need additional copies of the offer documents?	12

TERMS OF THIS OFFER

Q1.	Why is Jabil making this offer to amend or replace?

We are making this offer to help eligible employees avoid unintended and unfavorable tax consequences related to some of their outstanding awards. The eligible awards were granted at prices less than the fair market value of the underlying Jabil common stock on the awards’ actual grant date. If the awards are not amended or replaced, eligible employees would likely be subject to federal income tax before the awards are exercised, plus additional taxes in excess of those contemplated upon grant of the award. By amending or replacing these awards, eligible employees should be able to avoid adverse federal tax treatment. (See Section 4 for additional information.)

Q2.	Who is eligible to participate in this offer?

You may participate in this offer if:

•	you are an employee of Jabil or its subsidiaries;

•	you hold eligible awards through the date this offer expires;

•	you are subject to taxation in the United States; and

•	you remain an employee of Jabil or its subsidiaries through the date this offer expires.

Current and former members of the Board of Directors and executive officers of Jabil are not eligible to participate in this offer. (See Section 1 for additional information.)

Q3.	What if I exercise my awards before the expiration date of this offer?

To be eligible, awards must be outstanding as of the expiration date of this offer. For example, if a particular award expires or is exercised after commencement of the offer, but before the expiration date of this offer, the particular award is not eligible for amendment or replacement. (See Section 2 for additional information.)

Q4.	Which awards are eligible for amendment or replacement in this offer?

Options to purchase common stock and stock appreciation rights are considered eligible awards under this offer only if each of the following conditions is met:

•	the awards were granted under Jabil’s 1992 Stock Option Plan or 2002 Stock Incentive Plan; and

•	the awards have an exercise price per share that is less than the fair market value of Jabil common stock on the awards’ actual grant date; and

•	the awards were unvested as of December 31, 2004 (if a portion of an award was unvested as of December 31, 2004, only the unvested portion is eligible for this offer);

•	the awards are subject to additional tax under Section 409A; and

•	the awards are outstanding on the date this offer expires. (See Section 2 for additional information.)

Q5.	Are awards that vested on or before December 31, 2004 eligible for amendment or replacement in this offer?

Any awards (or portion of the awards) that vested on or before December 31, 2004 are not subject to additional tax under Section 409A and are not included in this offer. These awards will retain the original terms under which they were granted. (See Section 2 for additional information.)

Q6.	When does this offer expire?

This offer is scheduled to expire on June 10, 2008 at 5:30 p.m., Eastern Daylight Time. We refer to such date as the “expiration date.” (See Section 6 for additional information.) Although we do not currently intend to extend this offer, we may, in our discretion, extend this offer, in which event the expiration date will refer to the latest time and date at which the extended offer expires. (See Section 16 for additional information.)

Q7.	If I decide to participate in this offer, what will happen to my eligible awards and what will I receive for my tendered eligible awards?

If you elect to participate in this offer and tender your eligible awards, then, as of the expiration date, all of your eligible awards will be amended or replaced as described below. (See Section 2 for additional information.)

•	If the closing price per share of our common stock on the last day of this offer is lower than or equal to the original exercise price of the eligible award:

•

Your award will be cancelled and immediately replaced with a new award under Jabil’s 2002 Stock Incentive Plan that is exactly the same as the cancelled award, including the same exercise price, no loss of vesting or change to the expiration date of the award term, but with a new grant date.

•	You will not be entitled to a cash payment for any eligible awards tendered.

•

If the closing price per share of our common stock on the last day of this offer is (i) higher than the original exercise price of the eligible award and (ii) lower than the closing price of our common stock on the actual grant date of the eligible award:

•

Your award will be cancelled and immediately replaced with a new award under Jabil’s 2002 Stock Incentive Plan that is exactly the same as the cancelled award, including no loss of vesting or change to the expiration date of the award term, but with a new grant date and a new exercise price equal to the closing price of our common stock on the last day of this offer; and

•

You will receive a cash payment for each eligible award tendered equal to the difference between the amended exercise price and the original exercise price multiplied by the number of shares covered by such award, less applicable tax withholding.

•

If the closing price per share of our common stock on the last day of this offer is (i) higher than the original exercise price of the eligible award and (ii) higher than or equal to the closing price of our common stock on the actual grant date of the eligible award:

•	Your award will be amended to increase the exercise price so that it equals the closing price of our common stock on the actual grant date of the eligible award; and

•

You will receive a cash payment for each eligible award tendered equal to the difference between the amended exercise price and the original exercise price multiplied by the number of shares covered by such award, less applicable tax withholding.

Any amendments or replacements of your participating awards will be effective as of the date that this offer expires. You will receive documentation evidencing your amended or replaced awards and your right to receive a cash payment, if any, promptly after the expiration of this offer. The cash payment, if any, will be payable on the first regularly scheduled payroll date after December 31, 2008, which will be in early January 2009.

The following examples illustrate what happens to eligible awards that are tendered in this offer and what you will receive for your tendered awards. Use the information in your Addendum, which is available at \\alfarslgl01\Employee_Options_Exchange_Offer_Addendums$, to personalize these examples. Your Addendum lists your eligible awards, the number of unexercised shares subject to such awards, the original exercise price of such awards, the original grant date for each eligible award, the actual grant date for each eligible award, and the closing price of our common stock on the actual grant date for each eligible award.

The exercise price for a tendered eligible award that we amend or replace pursuant to this offer will be determined by the following:

1. Which is higher: (A) the original exercise price of the eligible award; or (B) the closing price per share of Jabil common stock on the last day of this offer

If A applies, then:	If B applies, then:
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2. The eligible awards will be cancelled and replaced. The exercise price of the replaced award will be equal to the original exercise price of the eligible award.

2.      Is the per share stock price of Jabil common stock on the last day of this offer higher than, equal to or lower than the per share stock price of Jabil common stock on the actual grant date of the eligible award?

i	If higher or equal to, then:	If lower, then:
3. The eligible employee will not be entitled to receive a cash payment.	i	i
	3. The eligible award will be amended to increase the exercise price to the closing price per share of Jabil common stock on the actual grant date of the eligible award.	3. The eligible award will be cancelled and replaced. The exercise price of the replaced award will be equal to the closing price per share of Jabil common stock on the last day of this offer.
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	4. The eligible employee will be entitled to receive a cash payment.	4. The eligible employee will be entitled to receive a cash payment.

This example illustrates the consideration you will receive if you participate in this offer using the following assumptions:

Original Exercise Price	Closing price on the actual grant date of the award	Closing price on the last day of this offer	Offer Consideration
$15.00	$20.00	$12.00

The eligible award will be cancelled and replaced with a new award with the same terms as the cancelled award, including the original $15.00 exercise price, but with the last day of this offer as the new grant date.

You will not be entitled to any cash payment.

$15.00	$20.00	$18.00

The eligible award will be cancelled and replaced with a new award with the same terms as the cancelled award, but with the last day of this offer as the new grant date and the exercise price would be increased to $18.00.

You will receive a cash payment equal to $3.00 multiplied by the number of shares covered by such award, less applicable tax withholding.

$15.00	$20.00	$22.00

The eligible award will be amended to increase the exercise price for that award to $20.00.

You will receive a cash payment equal to $5.00 multiplied by the number of shares covered by such award, less applicable tax withholding.

PARTICIPATION IN THIS OFFER

Q8.	How do I participate in this offer?

If you choose to participate in this offer, you must do one of the following before 5:30 p.m., Eastern Daylight Time, on June 10, 2008:

1.	Access the Election Form via the email from options_exchange_offer@jabil.com dated May 12, 2008. After you have read the Election Form terms and conditions, select the “ACCEPT” button located in the email to submit your election electronically; or

2.	Alternatively, print the entire Election Form attached to the email from options_exchange_offer@jabil.com dated May 12, 2008. After you have read the Election Form terms and conditions, complete the Election Form by marking the “ACCEPT” box and signing and dating the Election Form. Submit the Election Form via fax to us at (727) 231-3051.

If you choose not to participate you may either do nothing or follow the procedures above, however, select “REJECT” instead of “ACCEPT.”

We reserve the right to reject any awards tendered for amendment or replacement that we determine are not in appropriate form or that we determine are unlawful to accept. Subject to the terms and conditions of this offer, promptly after the expiration of this offer we will accept all properly tendered awards.

Only Election Forms that are properly completed, electronically accepted (or properly signed, in the case of a paper Election Form) and actually received by us electronically via the email from options_exchange_offer@jabil.com dated May 12, 2008 or via fax on or before 5:30 p.m., Eastern Daylight Time, on June 10, 2008 will be accepted. Election Forms that are received after the deadline will not be accepted. The delivery of Election Forms is at your risk. We intend to confirm the receipt of your Election Form and any subsequent changes by email (or letter if you have not provided us with an email address) within two U.S. business days. If you have not received an email or letter, you must confirm that we have received your Election Form or any subsequent changes to the Election Form. If you need to confirm receipt after two U.S. business days have elapsed, you may email options_exchange_offer@jabil.com. Election Forms may be submitted only electronically via the email from options_exchange_offer@jabil.com dated May 12, 2008, or via fax. Election Forms submitted by any other means, including hand delivery, United States mail and Federal Express (or similar delivery service), are not permitted. (See Section 5 for additional information.)

Q9.	Can I change my mind and withdraw from this offer?

Yes. You may change your mind after you have submitted an Election Form and withdraw your election from this offer at any time before the offer expiration date by submitting a new Election Form. If we extend the offer expiration date, you may withdraw your election at any time before the extended offer expiration date. You may change your mind as many times as you wish, but you will be bound by the last properly submitted Election Form we receive before the offer expiration date. (See Section 6 for additional information.)

Q10.	How do I withdraw my election?

To withdraw your election with respect to your eligible awards, you must do one of the following before the expiration date:

1.	Submit your new election electronically by selecting the opposite button from the one you originally selected (either “ACCEPT” or “REJECT”). The buttons are located in the email from options_exchange_offer@jabil.com dated May 12, 2008; or

2.	Alternatively, print the entire Election Form attached to the email from options_exchange_offer@jabil.com dated May 12, 2008. Mark the opposite box from the one you originally selected (either “ACCEPT” or “REJECT”) and sign and date the Election Form. Then, submit the Election Form via fax to us at (727) 231-3051.

You should print a copy of your revised Election Form and updated confirmation of the election and keep those documents with your other records for this offer. (See Section 6 for additional information.)

Q11.	What if I withdraw my election and then decide again that I want to participate in this offer?

As long as the offer has not expired, if you have withdrawn your election to participate and then decide again that you would like to participate in this offer, you may reelect to participate by submitting a new properly completed Election Form via email or fax before the offer expiration date. The new Election Form must be properly completed and electronically accepted (or signed, in the case of a paper Election Form) and dated after the date of your previous Election Form. (See Section 6 for additional information.)

Q12.	How will Jabil confirm that my Election Form or resubmission has been received?

We intend to confirm the receipt of your Election Form and any resubmission by email or letter within two U.S. business days of submission. If you have not received an email or letter, it is your responsibility to confirm that we have received your Election Form and any resubmission by emailing options_exchange_offer@jabil.com. (See Section 5 for additional information.)

Q13.	If you extend this offer, how will you notify me?

If we extend this offer, we will send you an email or other communication disclosing the extension no later than 9:00 a.m., Eastern Daylight Time, on the next business day following the previously scheduled expiration date. (See Section 16 for additional information.)

Q14.	How will you notify me if this offer is changed?

If we change this offer, we will send you an email or other communication disclosing the change no later than 9:00 a.m., Eastern Daylight Time, on the next business day following the day we change this offer. (See Section 16 for additional information.)

CASH PAYMENTS MADE IN CONNECTION WITH THIS OFFER

Q15.	Under what circumstances will I receive a cash payment?

You will only receive a cash payment for your tendered eligible awards if the closing price of our common stock on the last day of this offer is higher than the original exercise price of your eligible award. (See Section 2 for additional information.)

Q16.	Why do I have to wait until 2009 to receive my cash payment?

This offer is intended to reduce tax liability for our eligible employees and IRS and Treasury Department guidance under Section 409A indicates that if cash payments related to amended or replaced awards are paid in the same calendar year in which the awards are amended or replaced, eligible employees who receive the cash payments will be subject to additional tax under Section 409A. As we expect this offer to expire (and eligible awards to be amended or replaced for those eligible employees who elect to participate) during calendar year 2008, we are required to wait until calendar year 2009 to make any cash payments in order to avoid these adverse tax consequences. (See Section 4 for additional information.)

Q17.	Once my participating awards are amended or replaced, is there anything I must do to receive the amended or replaced awards or cash payments?

No. Once your participating awards have been amended or replaced there is nothing that you must do to receive your amended or replaced awards or cash payments, if any. Your awards will be amended or replaced as of the expiration date and your cash payments, if any, will be paid in early January 2009. (See Section 7 for additional information.)

Q18.	What happens if my employment terminates before the cash payment is paid?

If you are entitled to receive a cash payment under the terms of this offer, you will receive the cash payment whether or not you are a Jabil employee at the time the cash payment is paid in early January 2009. You must, however, be a Jabil employee through the expiration date of this offer. (See Section 2 for additional information.)

CONDITIONS TO THIS OFFER

Q19.	Am I required to participate in this offer?

No. Participation in this offer is completely voluntary. In addition, see Section 15 of this Offer to Amend or Replace for the material U.S. federal income tax consequences of both participating in this offer and not participating in this offer.

Neither we nor our Board of Directors makes any recommendation as to whether you should accept this offer, nor have we authorized any person to make any such recommendation. You should evaluate carefully all of the information in this Offer to Amend or Replace and the other offer documents and consult your personal tax, financial, and legal advisors for assistance on how this may affect your individual situation. You must make your own decision about whether to participate in this offer.

Q20.	Are there any conditions to this offer?

Yes. The completion of this offer is subject to a number of customary conditions that are described in Section 8 of this Offer to Amend or Replace. However, the completion of this offer is not conditioned upon a minimum number of eligible awards being tendered.

Q21.	Can I exchange shares of Jabil common stock that I acquired upon previous exercises of Jabil awards?

No. This offer relates only to outstanding Jabil awards meeting the eligibility criteria described in this Offer to Amend or Replace. You may not exchange shares of Jabil common stock in this offer. (See Section 2 for additional information.)

INFORMATION ABOUT MY AWARDS

Q22.	Will the terms and conditions of my amended or replaced awards be the same as my original awards?

There will be no change to the number of shares, vesting schedule, or expiration terms of your awards. The terms and conditions of your replaced awards will not change except for the new grant date and, depending on the closing price of our stock on the last day of this offer, an increase in the exercise price. The terms and conditions of your amended awards will not change except for an increase in the exercise price. The replaced awards will be subject to the terms of the 2002 Stock Incentive Plan. The amended awards will continue to be subject to the terms of Jabil’s 1992 Stock Option Plan or Jabil’s 2002 Stock Incentive Plan, as applicable. (See Section 10 for additional information.)

Q23.	Will the number of shares subject to my awards change if I participate in this offer?

No. Your participation in this offer will not cause the number of shares of Jabil common stock subject to the eligible awards to change unless the capitalization of Jabil changes between the time this offer commences and the expiration date. As of the date of this Offer to Amend or Replace, we have no plans or proposals that relate to or would result in any such change to our capitalization. (See Section 4 for additional information.)

Q24.	If I hold multiple eligible award grants, can I choose which awards I want to tender?

No. You may only choose to tender all or none of your outstanding and unexercised eligible awards. (See Section 2 for additional information.)

Q25.	When will my eligible awards be amended or replaced?

We will amend or replace those eligible awards that have been properly tendered and accepted for amendment or replacement on the expiration date of this offer. (See Section 7 for additional information.)

Q26.	Are there circumstances under which I may accept this offer, but my eligible awards would not be amended or replaced or I would not receive a cash payment?

Yes. If, for any reason, you are no longer a Jabil employee on the expiration date of this offer, your awards will not be amended or replaced and you will not receive any cash payments that may be applicable. Your existing awards will continue to be governed by Jabil’s 1992 Stock Option Plan or 2002 Stock Incentive Plan, as applicable, and by your current award agreement until you exercise the awards or until they expire. In addition, those awards will continue to be subject to Section 409A. (See Section 4 for additional information.) Your employment with Jabil will remain “at-will” regardless of your participation in this offer and can be terminated by you or us at any time, with or without cause or notice. (See Section 1 and Section 2 for additional information.)

Even if you accept this offer, we will not amend or replace any awards, or make (or agree to make) any applicable cash payments if we are prohibited from doing so by applicable laws. For example, we could become prohibited from amending or replacing awards, or making (or agreeing to make) any applicable cash payments, as a result of changes in Securities and Exchange Commission (“SEC”) or New York Stock Exchange (“NYSE”) rules. We do not anticipate any such prohibitions at this time. (See Section 14 for additional information.)

Q27.	What happens if I have an award grant that is subject to a domestic relations order or comparable legal document as the result of the end of a marriage?

If you are an eligible employee and have eligible awards that are subject to a domestic relations order (or comparable legal document as the result of the end of a marriage) and a person who is not an eligible employee of Jabil or its subsidiaries beneficially owns a portion of those awards, you may tender only the portion of those awards that are beneficially owned by you. Any portion of those awards beneficially owned by a person who is not an employee of Jabil or its subsidiaries may not be tendered in this offer (even if legal title to that portion of those awards is held by you and you are an eligible employee). (See Section 2 for additional information.)

We ask that you notify Jabil if this circumstance applies to you by emailing options_exchange_offer@jabil.com, so that we may modify your Addendum to only include those eligible awards that are beneficially owned by you.

Q28.	What happens to my awards if I do not submit my Election Form by the deadline, I choose not to participate, or my tender of awards is not accepted?

If we do not receive your Election Form by the deadline, you choose not to participate, or your tender of awards is not accepted, your existing eligible awards will:

•	remain outstanding until you exercise them or they expire by their terms;

•	retain their current exercise prices; and

•	retain their current vesting schedules.

Pursuant to the tax rules described in this Offer to Amend or Replace, you may be required to recognize ordinary income before the awards are exercised and in such case will also be subject to an additional 20% tax and potential interest charges. (See Section 15 for additional information).

Q29.	How does Jabil determine whether awards have been properly tendered?

We will determine, in our discretion, all questions about the validity, form, eligibility (including time of receipt), and acceptance of any awards tendered in response to this offer. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any Election Form or any awards tendered that we determine are not in appropriate form or that we determine are unlawful to accept. We will accept all properly tendered eligible awards that are not validly withdrawn, subject to the terms of this offer. No tender of eligible awards will be deemed to have been properly made until all defects or irregularities have been cured by the tendering eligible employee or waived by us. We have no obligation to give notice of any defects or irregularities in any Election Form or any resubmission thereof and we will not incur any liability for failure to give any notice. (See Section 5 for additional information.)

Q30.	Will I receive an amended or new award agreement?

If your award is replaced, you will receive a new award agreement. The new awards will have the same terms as the existing award agreement, as modified by the terms of this offer. If your award is amended, you will receive an amendment to your award agreement. All amended awards will remain subject to the existing award agreement between you and Jabil, as modified by the terms of this offer. (See Section 10 for additional information.)

TAX CONSIDERATIONS

Q31.	Are there any U.S. federal income tax consequences to my participation in this offer?

If you participate in this offer, you should not be required to recognize income for U.S. federal income tax purposes with respect to your amended or replaced awards at the time of such amendment or replacement. However, you will have taxable income at the time and to the extent you receive any cash payments. In addition, you may have taxable income when you exercise your amended or replaced awards or when you sell your award shares. (See Section 15 for additional information.)

If you choose not to participate in this offer, your eligible awards may be subject to additional tax under Section 409A. By participating in this offer, you should avoid the adverse tax consequences potentially associated with your eligible awards. We recommend that you consult your personal tax, financial, and legal advisors for assistance on how this may affect your individual situation. See Section 15 of this Offer to Amend or Replace for more detail on the potential material U.S. federal income tax consequences of participating or not participating in this offer.

Q32.	If I accept this offer, could my amended or replaced awards still be subject to the adverse tax consequences under Section 409A?

We believe this offer complies with the IRS correction procedure, and that the amended or replaced awards and cash payments (if any) provided under this offer will not be subject to adverse tax consequences under Section 409A when you receive them. The IRS published guidance explaining how to correct discounted stock awards so that the discounted exercise price will not cause the awards to be subject to the adverse tax consequences under Section 409A. The final regulations were published on April 17, 2007, and on October 22, 2007, the IRS extended the correction procedure in effect through December 31, 2008. However, subsequent modifications, substitutions, or other events affecting the amended or replaced awards could cause those awards to become subject to adverse tax consequences under Section 409A in the future. In addition, there can be no assurance as to the effect of any future legislation, IRS or Treasury Department guidance, or regulations on the tax treatment of outstanding awards, including the amended or replaced awards. (See Section 15 for additional information.)

Q33.	Will my amended or replaced stock options be incentive stock options or nonqualified stock options for U.S. tax purposes?

All eligible stock options are currently considered nonqualified stock options for purposes of U.S. tax law. The amended or replaced stock options will continue to be nonqualified stock options for U.S. tax purposes. We recommend that you consult your personal tax, financial, and legal advisors to discuss the personal tax consequences of nonqualified stock options. (See Sections 10 and 15 for additional information.)

DECIDING WHETHER TO PARTICIPATE IN THIS OFFER

Q34.	How should I decide whether to accept this offer?

The decision to participate in this offer must be made by each individual eligible employee. We recommend that you consult with your personal tax, financial, and legal advisors to help determine if participation in this offer is right for you. (See Section 4 for additional information.)

Neither we nor our Board of Directors makes any recommendation as to whether you should accept this offer, nor have we authorized any person to make any such recommendation. You should evaluate carefully all of the information in this Offer to Amend or Replace and the other offer documents and consult your personal tax, financial, and legal advisors for assistance on how this may affect your individual situation. You must make your own decision about whether to participate in this offer.

Q35.	Will my decision to participate in this offer have an impact on my ability to receive awards in the future?

No. Your election to participate or not participate in this offer will not have any effect on your ability to receive future grants of awards to purchase our common stock, or any other rights.

Q36.	Who can I contact if I have questions about this offer, or if I need additional copies of the offer documents?

For additional information or assistance, you should email options_exchange_offer@jabil.com. (See Section 18 for additional information.)

RISKS OF PARTICIPATING IN THIS OFFER

Participating in this offer involves a number of risks, including those described below. These risks and the risk factors in our annual report on Form 10-K for the year ended August 31, 2007, and our quarterly reports, including our quarterly report on Form 10-Q for the quarter ended February 29, 2008, which are incorporated by reference into this offer to amend or replace, highlight the material risks of participating in this offer. You should carefully consider these risks and are encouraged to speak with your personal tax, financial, and legal advisors before deciding to participate in this offer.

Tax-Related Risks

Tax-related risks for tax residents of multiple countries.

If you are subject to taxation in the United States and are also subject to the tax laws of another country, you should be aware that there may be other tax and social insurance consequences that apply to you. We strongly recommend that you consult your personal tax, financial, and legal advisors as the tax consequences to you are dependent on your individual tax situation.

Tax-related risks with respect to treatment of this offer or if tax laws should change in the future.

There can be no guarantee of any specific tax treatment with respect to this offer, although we have designed this offer in a way that is specifically contemplated by the Treasury Department and the IRS to avoid adverse tax treatment under Section 409A of the Internal Revenue Code and the American Jobs Creation Act of 2004. Moreover, in the event of any future change in tax law, Jabil cannot provide any assurance that an offer similar to this one will be made.

Taxable events for cash payments (if any) received.

Cash payments, if any, will be subject to regular income and employment tax withholding at the time of receipt. Your resulting tax liability when you file your income tax return could differ from the amount of taxes we are required to withhold and, as a result, it is possible that additional taxes may be due. We strongly recommend that you consult your personal tax, financial, and legal advisors as the tax consequences to you are dependent on your individual tax situation.

State and local tax risks.

The discussion in Section 15 describes the material U.S. federal income tax consequences if you participate in this offer or if you do not participate in this offer. The state and local tax consequences may differ. We strongly recommend that you consult your personal tax, financial, and legal advisors as the tax consequences to you are dependent on your individual tax situation.

Offer-Related Risks

If the closing price of our common stock on the last day of the offer is lower than or equal to the original exercise price of your eligible awards, you will not be eligible to receive any cash payment.

Our common stock is traded on the NYSE. The market price of our common stock has fluctuated substantially in the past and could fluctuate substantially in the future, based on a variety of factors, including future announcements covering us or our key customers or competitors, government regulations, litigation, changes in earnings estimates by analysts, fluctuations in quarterly operating results, or general conditions in our industry and the aerospace, automotive, computing, consumer, defense, instrumentation, medical, networking, peripherals, storage and telecommunications industries. Furthermore, stock prices for many companies and high technology companies in particular, fluctuate widely for reasons that may be unrelated to their operating results. Those fluctuations and general economic, political and market conditions, such as recessions or international currency fluctuations and demand for our services, may adversely affect the market price of our common stock.

As of May 9, 2008, the closing price of our common stock was $10.91, which is lower than or equal to the original exercise price of all of the eligible awards. If the closing price of our common stock on the last date of the offer is lower than or equal to the original exercise price of your eligible awards, you will not be eligible to receive any cash payment.

FORWARD-LOOKING STATEMENTS

This Offer to Amend or Replace contains “forward-looking statements”. These forward-looking statements (such as when we describe what “will,” “may” or “should” occur, what we “plan,” “intend,” “estimate,” “believe,” “expect” or “anticipate” will occur, and other similar statements) include, but are not limited to, statements regarding future sales and operating results, future prospects, anticipated benefits of proposed (or future) acquisitions and new facilities, growth, the capabilities and capacities of business operations, any financial or other guidance and all statements that are not based on historical fact, but rather reflect our current expectations concerning future results and events. We make certain assumptions when making forward-looking statements, any of which could prove inaccurate, including, but not limited to, statements about our future operating results and business plans. Therefore, we can give no assurance that the results implied by these forward-looking statements will be realized. Furthermore, the inclusion of forward-looking information should not be regarded as a representation by Jabil or any other person that future events, plans or expectations contemplated by Jabil will be achieved. The ultimate correctness of these forward-looking statements is dependent upon a number of known and unknown risks and events, and is subject to various uncertainties and other factors that may cause our actual results, performance or achievements to be different from any future results, performance or achievements expressed or implied by these statements. The following important factors, among others, could affect future results and events, causing those results and events to differ materially from those expressed or implied in our forward-looking statements:

•	business conditions and growth or declines in our customers’ industries, the electronic manufacturing services industry and the general economy;

•	the results of the review of our past stock option grants and revenue recognition being conducted by governmental authorities and related litigation, and any ramifications thereof;

•	changes in tax laws;

•	variability of operating results;

•	our dependence on a limited number of major customers;

•	the potential consolidation of our customer base;

•	availability of components;

•	our dependence on certain industries;

•	seasonality;

•	the variability of customer requirements;

•	our substantial international operations and the resulting risks related to our operating internationally;

•	our ability to successfully negotiate definitive agreements and consummate acquisitions, and to integrate operations following consummation of acquisitions;

•

our ability to take advantage of our past and current restructuring efforts to improve utilization and realize savings; and whether any such activity will adversely affect our cost structure, our ability to service customers and our labor relations;

•	our ability to maintain our engineering, technological and manufacturing expertise;

•	other economic, business and competitive factors affecting our customers, our industry and our business generally; and

•	other factors that we may not have currently identified or quantified.

For a further description of various risks, relevant factors and uncertainties that could cause future results or events to differ materially from those expressed or implied in our forward-looking statements, see “Risks of Participating in this Offer.” Given these risks and uncertainties, the reader should not place undue reliance on these forward-looking statements.

All forward-looking statements included in this Offer to Amend or Replace are made only as of the date of this Offer to Amend or Replace, and we do not undertake any obligation to publicly update or correct any forward-looking statements to reflect events or circumstances that subsequently occur, or of which we hereafter become aware. You should read this Offer to Amend or Replace completely and with the understanding that our actual future results may be materially different from what we expect. We may not update these forward-looking statements, even if our situation changes in the future. All forward-looking statements attributable to us are expressly qualified by these cautionary statements.

THE OFFER

1.	Eligibility

You are an “eligible employee” if you are an employee of Jabil or its subsidiaries holding eligible awards who is subject to taxation in the United States and you remain employed by Jabil or its subsidiaries through the date this offer expires. Current and former members of the Board of Directors and executive officers of Jabil are not eligible to participate in this offer. In order to participate in this offer, you must hold eligible awards.

To participate in this offer, you must remain employed by Jabil or its subsidiaries through the date this offer expires. If we do not extend this offer, the expiration date will be June 10, 2008. If, for any reason, you do not remain an employee of Jabil or its subsidiaries through the offer expiration date, the tender of your eligible awards will not be accepted, you will keep your eligible awards in accordance with their original terms, your awards will not be amended or replaced and you will not receive any cash payments. Your employment with Jabil will remain “at-will” regardless of your participation in this offer and can be terminated by you or us at any time, with or without cause or notice.

2.	Eligible Awards and Award Offer Consideration

Subject to the terms and conditions of this offer, we will accept tenders of eligible awards that are held by eligible employees and that are properly tendered and are not validly withdrawn, before the expiration date.

Awards are eligible for participation in this offer only if each of the following conditions is met:

•	the awards were granted under Jabil’s 1992 Stock Option Plan or 2002 Stock Incentive Plan; and

•	the awards have an exercise price per share that is less than the fair market value of Jabil common stock on the awards’ actual grant date; and

•	the awards were unvested as of December 31, 2004 (if a portion of an award was unvested as of December 31, 2004, only the unvested portion is eligible for this offer);

•	the awards are subject to additional tax under Section 409A; and

•	the awards are outstanding as of the date this offer expires.

As noted above, to be eligible, awards must be outstanding as of the expiration date of this offer. For example, if a particular award expires or is exercised after commencement of this offer, but before the expiration date of this offer, that particular award is not eligible for amendment or replacement. In addition, any awards (or portion of the awards) that vested on or before December 31, 2004 are not subject to additional tax under Section 409A, and are therefore not eligible to participate in this offer and will retain the original terms under which they were granted.

You may only choose to tender all or none of your outstanding and unexercised eligible awards. Any awards which are beneficially owned by a person who is not a current employee of Jabil or its subsidiaries are not eligible awards. However, awards beneficially owned by the eligible employee may be tendered in this offer if eligible. For instance, if you are an eligible employee and you hold an award to purchase 3,000 shares that is subject to a domestic relations order, 1,000 of which are beneficially owned by your former spouse, and you have exercised 500 of the remaining 2,000 shares, then the award that you beneficially own covering the outstanding 1,500 shares is an eligible award. The award beneficially owned by your spouse is not an eligible award and cannot be tendered in this offer. We ask that you notify Jabil if this circumstance applies to you by emailing options_exchange_offer@jabil.com, so that we may modify your Addendum to only include those eligible awards that are beneficially owned by you.

Subject to the terms of this offer and upon our acceptance of your properly tendered awards, if you participate in this offer, then you will receive the following for each eligible award tendered in this offer:

•	If the closing price per share of our common stock on the last day of this offer is lower than or equal to the original exercise price of the eligible award:

•

Your award will be cancelled and immediately replaced with a new award under Jabil’s 2002 Stock Incentive Plan that is exactly the same as the cancelled award, including the same exercise price, no loss of vesting or change to the expiration date of the award term, but with a new grant date.

•	You will not be entitled to a cash payment for any eligible awards tendered.

•

If the closing price per share of our common stock on the last day of this offer is (i) higher than the original exercise price of the eligible award and (ii) lower than the closing price of our common stock on the actual grant date of the eligible award:

•

Your award will be cancelled and immediately replaced with a new award under Jabil’s 2002 Stock Incentive Plan that is exactly the same as the cancelled award, including no loss of vesting or change to the expiration date of the award term, but with a new grant date and a new exercise price equal to the closing price of our common stock on the last day of this offer; and

•

You will receive a cash payment for each eligible award tendered equal to the difference between the amended exercise price and the original exercise price multiplied by the number of shares covered by such award, less applicable tax withholding.

•

If the closing price per share of our common stock on the last day of this offer is (i) higher than the original exercise price of the eligible award and (ii) higher than or equal to the closing price of our common stock on the actual grant date of the eligible award:

•	Your award will be amended to increase the exercise price so that it equals the closing price of our common stock on the actual grant date of the eligible award; and

•

You will receive a cash payment for each eligible award tendered equal to the difference between the amended exercise price and the original exercise price multiplied by the number of shares covered by such award, less applicable tax withholding.

All amended awards will continue to be subject to the terms of Jabil’s 1992 Stock Option Plan or 2002 Stock Incentive Plan, as applicable. All replaced awards will be subject to the terms of Jabil’s 2002 Stock Incentive Plan. See Section 10 for a description of the plans.

Each eligible employee will receive an Addendum, which is available at \\alfarslgl01\Employee_Options_Exchange_Offer_Addendums$, that shows information about his or her eligible awards including, the number of unexercised shares subject to each eligible award, the original exercise price of the eligible awards, the original grant date for each eligible award, the actual grant date for each eligible award, and the closing price of our common stock on the actual grant date for each eligible award. If you hold an award which does not appear on the Addendum, such award is not an eligible award and therefore is not subject to amendment or replacement pursuant to this offer.

3.	Expiration Date

This offer is scheduled to expire on June 10, 2008, at 5:30 p.m., Eastern Daylight Time, unless we extend this offer. We refer to such date as the “expiration date.” Although we do not currently intend to extend this offer, we may, in our discretion, extend this offer, in which event the expiration date will refer to the latest time and date at which the extended offer expires. If we extend this offer, we will send you an email or other communication disclosing the extension no later than 9:00 a.m., Eastern Daylight Time, on the next business day following the previously scheduled expiration date. See Section 16 of this Offer to Amend or Replace for a full description of our rights to extend, terminate and amend this offer.

4.	Purpose of this Offer

We are making this offer to help eligible employees avoid unintended and unfavorable tax consequences related to their eligible awards. Because the eligible awards were granted at prices less than the fair market value of the underlying Jabil common stock on the awards’ actual grant date, the awards, if not amended or replaced, would likely subject the eligible employees to income tax before the awards are exercised, plus additional taxes in excess of those contemplated upon grant of the award.

On April 17, 2007, the U.S. Treasury Department and the IRS issued final regulations under Section 409A, which was enacted as part of the American Jobs Creation Act of 2004. The regulations provide that awards that vest after December 31, 2004 are subject to Section 409A if the awards were granted with a discounted exercise price (that is, issued with a per-share exercise price less than the closing price of the underlying stock on the award’s actual grant date). These awards will be subject to adverse income taxation unless the awards are amended before 2009.

The U.S. Treasury Department and the IRS have not yet issued regulations concerning the calculation and timing of amounts required to be included in income under Section 409A. As a result, it is not possible to determine with certainty the extent of the unfavorable tax consequences that might apply to eligible awards if they are not amended or replaced in this offer. See Section 15 of this Offer to Amend or Replace for a description of the potential material U.S. federal tax consequences of eligible awards that are not amended or replaced in this offer. In addition to the federal tax implications, certain states have adopted provisions similar to Section 409A. As a result, you might incur additional taxes and penalties under state law provisions with respect to your eligible awards, based on the state in which you are subject to taxation, even if you never exercise the awards.

On May 3, 2006, our board of directors established the Special Committee to conduct a review of our historical stock option granting practices during fiscal years 1996 through 2006. As a result of that review and management’s undertaking of a separate review of our historical stock option grant practices, we identified a number of occasions on which we used incorrect grant dates for determining the accounting consequences of certain awards. To correct these accounting errors, we restated prior year and prior quarter Consolidated Financial Statements and disclosures in our Annual Report on Form 10-K for the fiscal year ended August 31, 2006.

These affected awards (a portion of which constitute the eligible awards) are deemed, for accounting purposes, to have been granted at a discount. Based on the determination made for accounting purposes, the affected awards might now be deemed to have been granted at a discount for tax purposes, and this might expose the holders of these affected award grants to adverse tax treatment under Section 409A.

This offer is being made to permit eligible employees to address the potential adverse personal tax consequences that might apply to their eligible awards under Section 409A. By amending or replacing such awards, the eligible employee should be able to avoid the application of such adverse federal tax treatment. IRS regulations require us to make any cash payments in respect of amended or replaced awards after December 31, 2008, in order to avoid the application of adverse tax consequences. However, you should note that the application of Section 409A to the eligible awards is not entirely free from doubt and we make no representations as to the effect of this offer under Section 409A or the effect of this offer under state tax laws that are similar to Section 409A.

The cash payments, if any, with respect to these amended or replaced awards are designed to compensate the eligible employees whose eligible awards are in-the-money for the increase in the award exercise price on the offer expiration date. Eligible awards are deemed “in-the-money” if the closing price of our common stock on the last day of this offer is higher than the original exercise price of the eligible award. The cash payment will be reduced by applicable tax withholding.

Except as otherwise disclosed in this Offer to Amend or Replace or in our SEC filings, we presently have no plans or proposals and have not entered into negotiations that relate to or would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation, involving Jabil or any of its subsidiaries;

•	any purchase, sale or transfer of a material amount of our assets or the assets of any of our subsidiaries;

•	any material change in our present dividend rate or policy, or our indebtedness or capitalization;

•

any change in our present board of directors or management, including a change in the number or term of directors or to fill any existing board vacancies or to change any executive officer’s material terms of employment;

•	any other material change in our corporate structure or business;

•	our common stock being delisted from the NYSE or not being authorized for quotation in an automated quotation system operated by a national securities association;

•	our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”);

•	the suspension of our obligation to file reports pursuant to Section 15(d) of the Exchange Act;

•

the acquisition by any person of an amount of our securities or the disposition of an amount of any of our securities, except for repurchases of our common stock by us in the ordinary course of business or in accordance with our previously announced plans or the exercise of stock options or sale of common stock pursuant to Rule 10b5-1 stock trading plans; or

•	any change in our certificate of incorporation, bylaws or other governing instruments, or other actions that may impede the acquisition of control of us by any person.

Neither we nor our Board of Directors makes any recommendation as to whether you should accept this offer, nor have we authorized any person to make any such recommendation. You should evaluate carefully all of the information in this Offer to Amend or Replace and the other offer documents and consult your personal tax, financial, and legal advisors for assistance on how this may affect your individual situation. You must make your own decision about whether to participate in this offer.

5.	Procedures for Electing to Tender Awards

Proper Election to Tender Awards.

Participation in this offer is voluntary. If you choose to participate in this offer, you must do one of the following before 5:30 p.m., Eastern Daylight Time, on June 10, 2008:

1.	Access the Election Form via the email from options_exchange_offer@jabil.com dated May 12, 2008. After you have read the Election Form terms and conditions, select the “ACCEPT” button located in the email to submit the Election Form electronically; or

2.	Alternatively, print the entire Election Form contained in the email from options_exchange_offer@jabil.com dated May 12, 2008. After you have read the Election Form terms and conditions, complete the Election Form by marking the “ACCEPT” box and signing and dating the Election Form. Submit the Election Form via fax to us at (727) 231-3051.

If you choose not to participate you may either do nothing or follow the procedures above, however, select “REJECT” instead of “ACCEPT.”

Only Election Forms that are properly completed, electronically accepted (or properly signed, if the case of a paper Election Form) and actually received by us electronically via the email from options_exchange_offer@jabil.com dated May 12, 2008 or via fax on or before 5:30 p.m., Eastern Daylight Time, on June 10, 2008 will be accepted. Election Forms that are received after the deadline will not be accepted. The delivery of Election Forms is at your risk. We intend to confirm the receipt of your Election Form and any subsequent changes by email (or letter if you have not provided us with an email address) within two U.S. business days. If you have not received an email or letter, you must confirm that we have received your Election Form or any subsequent changes to the Election Form. If you need to confirm receipt after two U.S. business days have elapsed, you may email options_exchange_offer@jabil.com. Election Forms may be submitted only electronically via the email from options_exchange_offer@jabil.com dated May 12, 2008, or via fax. Election Forms submitted by any other means, including hand delivery, United States mail and Federal Express (or similar delivery service), are not permitted.

If you participate in this offer, you must accept this offer with respect to all of your eligible awards. To help you determine your outstanding eligible awards and give you the tools to make an informed decision, you can access an Addendum at \\alfarslgl01\Employee_Options_Exchange_Offer_Addendums$ which lists your eligible awards, the number of unexercised shares subject to such awards, the original exercise price of such awards, the original grant date for each eligible award, the actual grant date for each eligible award, and the closing price of our common stock on the actual grant date for each eligible award. If you hold an award that is not listed on the Addendum, then that means the award is not an eligible award.

Your election to participate becomes irrevocable after 5:30 p.m., Eastern Daylight Time, on June 10, 2008, unless we extend this offer past that time, in which case your election will become irrevocable after the new expiration date.

You may change your mind after you have submitted an Election Form and withdraw your election from this offer at any time before the offer expiration date, as described in Section 6.

This is a one-time offer, and we will strictly enforce the election period. We reserve the right to reject any awards tendered that we determine are not in appropriate form or that we determine are unlawful to accept. Subject to the terms and conditions of this offer, promptly after the expiration of this offer we will accept all properly tendered awards.

Our receipt of your Election Form is not by itself an acceptance of your tender of your awards. For purposes of this offer, we will be deemed to have accepted awards that are validly tendered and are not properly withdrawn as of the time when we give written notice to the eligible employees generally of our acceptance of tendered awards. We may issue this notice of acceptance by email or other method of communication. Awards accepted will be amended or replaced as of the expiration date.

Determination of Validity; Rejection of Awards; Waiver of Defects; No Obligation to Give Notice of Defects.

We will determine, in our discretion, all questions as to the validity, form, eligibility (including time of receipt) and acceptance of any awards tendered in response to this offer. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any Election Form or any awards tendered that we determine are not in appropriate form or that we determine are unlawful to accept. We will accept all properly tendered awards that are not validly withdrawn, subject to the terms of this offer. We also reserve the right to waive any of the conditions of this offer or any defect or irregularity in any tender of any particular awards or for any particular award holder, provided that if we grant any such waiver, it will be granted with respect to all eligible employees and properly tendered awards. No tender of awards will be deemed to have been properly made until all defects or irregularities have been cured by the tendering eligible employee or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any notice.

Except in accordance with the next sentence, the Election Form must be signed (or electronically accepted) by the holder of the eligible award. If the signature (or electronic acceptance) is by a trustee, executor, administrator, guardian, attorney-in-fact or any other person acting in a fiduciary or representative capacity, the signer’s full title and proper evidence satisfactory to Jabil of the authority of such person to act in such capacity must be indicated on the Election Form.

Our Acceptance Constitutes an Agreement.

Your election to amend or replace eligible awards through the procedures described above constitutes your acceptance of the terms and conditions of this offer. Our acceptance of your eligible awards will constitute a binding agreement between Jabil and you, subject to the terms and conditions of this offer.

6.	Withdrawal Rights and Change of Election

You may withdraw the awards that you previously elected to tender only in accordance with the provisions of this section. If you have previously elected to tender your awards, you may withdraw that election at any time before the offer expiration date, which is expected to be 5:30 p.m., Eastern Daylight Time, on June 10, 2008. If we extend this offer, you may withdraw your awards at any time before the extended expiration date.

In addition, although we intend to accept all validly tendered eligible awards promptly after the expiration of this offer, if we have not accepted your awards by 5:30 p.m., Eastern Daylight Time, on July 7, 2008, you may withdraw your awards at any time thereafter.

To withdraw your election with respect to your eligible awards, you must do one of the following before the expiration date:

1.	Submit your new election electronically by selecting the opposite button from the one you originally selected (either “ACCEPT” or “REJECT”). The buttons are located in the email from options_exchange_offer@jabil.com dated May 12, 2008; or

2.	Alternatively, print the entire Election Form attached to the email from options_exchange_offer@jabil.com dated May 12, 2008. Mark the opposite box from the one you originally selected (either “ACCEPT” or “REJECT”) and sign and date the Election Form. Then, submit the Election Form via fax to us at (727) 231-3051.

You should print a copy of your revised Election Form and updated confirmation of election and keep those documents with your other records for this offer. To obtain a paper Election Form, please email options_exchange_offer@jabil.com. You may change your mind as many times as you wish, but you will be bound by the last properly submitted Election Form we receive before the offer expiration date.

Except in accordance with the next sentence, any Election Form resubmitted to withdraw previously tendered awards must be signed (or electronically accepted) by the holder of the eligible award. If the signature (or electronically acceptance) is by a trustee, executor, administrator, guardian, attorney-in-fact or any other person acting in a fiduciary or representative capacity, the signer’s full title and proper evidence satisfactory to Jabil of the authority of such person to act in such capacity must be indicated on the resubmitted Election Form.

You may not rescind a withdrawal of previously tendered awards. Rather, if you wish to re-tender eligible awards, you must submit a new Election Form before the offer expiration date by following the procedures described in Section 5 of this Offer to Amend or Replace.

Neither we nor any other person is obligated to give you notice of any defects or irregularities in any new Election Form, nor will anyone incur any liability for failure to give any notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of new Election Forms. Our determination of these matters will be final and binding.

Only Election Forms that are properly completed, electronically accepted (or properly signed, if the case of a paper Election Form) and actually received by us electronically via the email from options_exchange_offer@jabil.com dated May 12, 2008 or via fax on or before 5:30 p.m., Eastern Daylight Time, on June 10, 2008 will be accepted. Election Forms that are received after the deadline will not be accepted. The delivery of Election Forms is at your risk. We intend to confirm the receipt of your Election Form and any subsequent changes by email (or letter if you have not provided us with an email address) within two U.S. business days. If you have not received an email or letter, you must confirm that we have received your Election Form or any subsequent changes to the Election Form. If you need to confirm receipt after two U.S. business days have elapsed, you may email options_exchange_offer@jabil.com. Election Forms may be submitted only electronically via the email from options_exchange_offer@jabil.com dated May 12, 2008, or via fax. Election Forms submitted by any other means, including hand delivery, United States mail and Federal Express (or similar delivery service), are not permitted.

7.	Acceptance of Awards for Amendment or Replacement; Amendment or Replacement of Eligible Awards and Cash Payments

For purposes of this offer, we will be deemed to have accepted awards that are validly tendered and are not properly withdrawn as of the time when we give written notice to the eligible employees generally of our acceptance of the awards. This notice may be made by email or other method of communication. Subject to our rights to terminate this offer, discussed in Section 16 of this Offer to Amend or Replace, we currently expect that we will accept promptly after the offer expiration date all properly tendered awards that are not validly withdrawn.

In exchange for participating awards, you will be entitled to receive the award offer consideration, which will consist of amended or replacement awards and cash payments, as applicable, as described in Section 2 of this Offer to Amend or Replace. We will amend or replace the participating awards on the expiration date of the offer. We expect the expiration date will be June 10, 2008. If the expiration is delayed, the participating awards will be amended or replaced on the new expiration date.

Cash payments, if any, owed to you will be paid to you, less any applicable tax withholdings, on the first regularly scheduled payroll date after December 31, 2008, which will be in early January 2009. The documentation you will receive after the expiration of this offer will include our promise to make the cash payment, if applicable.

If, for any reason, you are not an employee of Jabil or its subsidiaries through the offer expiration date, you will not receive any amended or replacement awards or cash payments, as applicable, for your award that have been tendered pursuant to this offer and your tender of eligible awards will not be accepted for amendment or replacement.

Awards that we do not accept for amendment or replacement will not be affected by this offer.

8.	Conditions of this Offer

Notwithstanding any other provision of this offer, we will not be required to accept any awards tendered, and we may terminate this offer, or postpone our acceptance and amendment or replacement of any awards tendered for amendment or replacement, in each case, subject to Rule 13e-4(f)(5) under the Exchange Act, if at any time on or after the date this offer begins, and before the expiration date, any of the following events has occurred, or has been determined by us to have occurred:

•

there shall have been threatened or instituted or be pending any action, proceeding or litigation seeking to enjoin, make illegal or delay completion of this offer or otherwise relating in any manner, to this offer;

•

any order, stay, judgment or decree is issued by any court, government, governmental authority or other regulatory or administrative authority or any statute, rule, regulation, or injunction is in effect or shall have been proposed, enacted, enforced or deemed applicable to this offer, any of which might restrain, prohibit, directly or indirectly challenge the making of or delay completion of this offer, the amendment of amended awards, the issuance of replacement awards, or the making of (or agreement to make) any cash payment, or impair the contemplated benefits of this offer (see Section 4 of this Offer to Amend or Replace for a description of the contemplated benefits of this offer);

•	there shall have occurred:

•	any general suspension of trading in, or limitation on prices for, our securities on any national securities exchange or in an over-the-counter market in the United States;

•	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States;

•

any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, might affect the extension of credit to us by banks or other lending institutions in the United States;

•

in our reasonable judgment, any extraordinary or material adverse change in U.S. financial markets generally, including, a decline of at least 10% in either the Dow Jones Industrial Average, the NYSE Index or the Standard & Poor’s 500 Index from the date of commencement of this offer;

•

the commencement or continuation of a war or other national or international calamity directly or indirectly involving the United States, which could reasonably be expected to affect materially or adversely, or to delay materially, the completion of this offer; or

•

if any of the situations described above existed at the time of commencement of the exchange offer and that situation, in our reasonable judgment, deteriorates materially after commencement of this offer;

•

there shall have occurred any change, development, clarification or position taken in generally accepted accounting principles that could or would require us to record for accounting purposes compensation expense against our earnings in connection with this offer other than as contemplated as of the commencement date of this offer (as described in Section 13); or

•

any change or changes shall have occurred in the business, condition (financial or other), assets, income, operations or stock ownership of Jabil that have resulted or may result, in our reasonable judgment, in a material impairment of the contemplated benefits of this offer (see Section 4 of this Offer to Amend or Replace for a description of the contemplated benefits of this offer).

If any of the above events occur, we may:

•	terminate this offer and promptly return all tendered eligible awards to tendering holders;

•	extend this offer and, subject to your withdrawal rights, retain all tendered eligible awards until the extended offer expires;

•	amend the terms of this offer; or

•	waive any unsatisfied condition and, subject to any requirement to extend the period of time during which this offer is open, complete this offer.

The conditions to this offer are for our benefit. We may assert them in our discretion regardless of the circumstances giving rise to them before the offer expiration date. We may waive any condition, in whole or in part, at any time and from time to time before the offer expiration date, in our discretion, whether or not we waive any other condition to this offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of such rights, but will be deemed a waiver of our ability to assert the condition that was triggered with respect to the particular circumstances under which we failed to exercise our rights. Any determination we make concerning the events described in this Section 8 will be final and binding upon all persons.

9.	Price Range of Shares Underlying the Awards

Jabil common stock that underlies your awards is traded on the NYSE under the symbol “JBL.” There is no outstanding market for your awards. The following table shows, for the periods indicated, the high and low intraday sales price per share of our common stock.

	High	Low
Fiscal Year Ended August 31, 2008
3rd Quarter (through May 9, 2008)	$13.35	$9.03
2nd Quarter	$18.42	$12.78
1st Quarter	$25.32	$16.95

Fiscal Year Ended August 31, 2007
4th Quarter	$25.27	$19.95
3rd Quarter	$26.85	$21.00
2nd Quarter	$29.48	$23.40
1st Quarter	$31.26	$25.98

Fiscal Year Ended August 31, 2006
4th Quarter	$36.32	$22.01
3rd Quarter	$43.70	$33.55
2nd Quarter	$41.29	$33.26
1st Quarter	$33.76	$28.54

On May 9, 2008, the last reported sale price of our common stock, as reported by the NYSE was $10.91 per share.

10.	Source and Amount of Consideration; Terms of Amended or Replaced Awards

Consideration.

We will amend or replace eligible awards and make (or agree to make) cash payments, as applicable, in respect of participating awards which have been properly tendered by you and accepted by us subject to the terms and conditions of this offer.

As of April 30, 2008, there were eligible awards covering 2,069,161 shares of common stock. If all eligible awards tendered pursuant to the offer are amended or replaced, the resulting amended or replaced awards will cover 2,069,161 shares of our common stock in the aggregate, which represents approximately 0.9% of the total shares of our common stock outstanding as of April 30, 2008.

The amount of the cash payments payable pursuant to this offer will depend on the closing price of our common stock on the date the offer expires. The table below indicates the total maximum dollar amount payable as cash payments based upon assumed closing prices of our common stock on the date the offer expires:

Assumed Closing Price of Common Stock on the Date the Offer Expires	Estimated Resulting Cash Payments
$11.00	$0.00
$13.00	$11,219
$15.00	$459,987
$17.00	$947,024

We intend to fund cash payments from available cash on hand. You will be a general unsecured creditor of Jabil with respect to any cash payments that become payable to you in connection with this offer.

General Terms of Amended or Replaced Awards.

If we have accepted your tendered award for amendment or replacement, the exercise price of each tendered award may be increased. In accordance with Section 2 of this Offer to Amend or Replace, you may also receive a cash payment.

Participating awards will be amended or replaced as of the expiration date of this offer. The amended awards will continue to be governed by the terms of Jabil’s 1992 Stock Option Plan or 2002 Stock Incentive Plan, as applicable. The replaced awards will be granted under and governed by the terms of Jabil’s 2002 Stock Incentive Plan. If your award is replaced, the terms and conditions of the awards will be unchanged except for the grant date and, depending on the closing price of our common stock on the last day of this offer, a possible change in the exercise price. If your award is amended, the terms and conditions of the awards will be unchanged except for the exercise price. If your award is replaced, you will receive a new award agreement. If your award is amended, you will receive an amendment to your award agreement.

The following description summarizes the material terms of Jabil’s 1992 Stock Option Plan and 2002 Stock Incentive Plan. Our statements in this Offer to Amend or Replace concerning Jabil’s 1992 Stock Option Plan or 2002 Stock Incentive Plan and the amended or replaced awards are merely summaries and do not purport to be complete. The statements are subject to, and are qualified in their entirety by reference to, Jabil’s 1992 Stock Option Plan or 2002 Stock Incentive Plan, which have been filed as exhibits to the Schedule TO of which this Offer to Amend or Replace is a part. Please email options_exchange_offer@jabil.com to receive a copy of Jabil’s 1992 Stock Option Plan and 2002 Stock Incentive Plan. We will promptly furnish you a copy upon request at our expense.

Summary of the 1992 Stock Option Plan and the 2002 Stock Incentive Plan.

Jabil’s 1992 Stock Option Plan provided for the granting to employees of incentive stock options within the meaning of Section 422 of the Internal Revenue Code and for the granting of non-statutory stock options to employees and consultants of Jabil. A total of 23,440,000 shares of common stock were reserved for issuance under the 1992 Stock Option Plan. The 1992 Stock Option Plan was adopted by the Board of Directors in November of 1992 and was terminated in October 2001 with the remaining shares transferred into a new plan created in fiscal year 2002.

In October 2001, Jabil established a new stock option plan, the 2002 Stock Incentive Plan. The 2002 Stock Incentive Plan was adopted by the Board of Directors in October 2001 and approved by the stockholders in January 2002. The 2002 Stock Incentive Plan provides for the granting of Section 422 Internal Revenue Code and non-statutory stock options, as well as restricted stock, stock appreciation rights and other stock-based awards. The 2002 Stock Incentive Plan has a total of 32,108,726 shares reserved for grant, including 2,608,726 shares that were transferred from the 1992 Stock Option Plan when it was terminated in October 2001, 10,000,000 shares authorized in January 2004, 7,000,000 shares authorized in January 2006, 3,000,000 shares authorized in August 2007 and 2,500,000 shares authorized in January 2008. We also adopted sub-plans under the 2002 Incentive Plan for our United Kingdom employees (“the CSOP Plan”) and for our French employees (“the FSOP Plan”). The CSOP Plan and FSOP Plan are tax advantaged plans for our United Kingdom and French employees, respectively. Shares are issued under the CSOP Plan and FSOP Plan from the authorized shares under the 2002 Stock Incentive Plan.

Expiration Date of Awards.

Under the 1992 Stock Option Plan, the term of all stock options granted under the plan may not extend more than 10 years from the date of grant. Under the 2002 Stock Incentive Plan, the term of all stock options granted under the plan may not extend more than 10 years from the date of grant, except for grants to persons who own stock possessing 10% or more of the voting power of all classes of stock, which term may not extend more than 5 years from the date of grant. Any stock appreciation rights granted in tandem with a stock option may not expire later than the expiration of the stock option. All amended or replaced options granted pursuant to this offer will expire on the same date as the scheduled expiration of your participating awards. In each case, amended or replaced awards may expire earlier upon your termination of employment with Jabil or in other circumstances specified in the 1992 Stock Option Plan or the 2002 Stock Incentive Plan, as applicable, or in your current option agreement.

Termination of Employment Before the Offer Expiration Date.

If, for any reason, you are no longer an employee of Jabil or its subsidiaries on the offer expiration date, your tender of eligible awards will not be accepted and your awards will not be amended or replaced. Your employment with Jabil will remain “at-will” regardless of your participation in this offer and can be terminated by you or us at any time, with or without cause or notice.

Termination of Employment After the Offer Expiration Date.

Options under the 1992 Stock Option Plan generally remain exercisable, to the extent vested, from the date of employment termination, if the grantee’s employment terminates for a reason other than his or her death or disability, for a period as set forth in the option agreement (not more than 90 days in the case of an incentive stock option). If the grantee’s employment terminates by reason of death or disability, the grantee (or his or her estate) generally will have 12 months from the date of termination to exercise the amended or replaced option. The actual post-termination exercise rights (which may differ from those described in the preceding two sentences) are set out in the option agreement.

Awards under the 2002 Stock Incentive Plan generally remain exercisable, to the extent vested, from the date of employment termination, if the grantee’s employment terminates for a reason other than his or her death or disability, for a period as set forth the in option agreement (not more than 90 days in the case of an incentive stock option). If the grantee’s employment terminates by reason of death or disability, the grantee (or his or her estate) has 12 months from the date of termination to exercise the amended or replaced award. The actual post-termination exercise rights (which may differ from those described in the preceding two sentences) are set out in the award agreement.

Exercise Price.

Amended or replaced awards will have an exercise price per share as described above in Section 2 depending on the closing price of our common stock on the expiration date of this offer.

Vesting and Exercise.

Each award agreement specifies the terms of the eligible awards and the date on which the eligible awards became or become exercisable. The award agreement specifies the terms of vesting and whether the award will be exercisable in full at any time or from time to time, and it may provide for the exercise thereof in installments, upon the occurrence of such events, such as termination of employment, and at such times during the term of the award as the plan administrator may determine.

Adjustments.

In the event of any change in the common stock of Jabil through the merger, consolidation, reorganization, recapitalization, dividend in the form of stock, stock split or other change in the corporate structure, appropriate adjustments in the 1992 Stock Option Plan and the 2002 Stock Incentive Plan and any outstanding awards thereunder may be made by the Board of Directors. Adjustments may include changes in the aggregate number of shares subject to the plans and the number of shares and the price per share subject to outstanding awards, in order to prevent dilution or enlargement of awards or award rights under the 1992 Stock Option Plan and the 2002 Stock Incentive Plan.

Transferability of Awards.

In general, no award granted under the 1992 Stock Option Plan or the 2002 Stock Incentive Plan is transferable by the holder thereof, other than by will or by the applicable laws of descent and distribution and domestic relations. Except as otherwise provided in an award agreement, during the lifetime of a grantee, the award is exercisable only by the grantee.

Registration of Shares Underlying Awards.

All of the shares of Jabil common stock issuable upon exercise of the amended or replaced awards have been registered under the U.S. Securities Act of 1933, as amended, (the “Securities Act”) on a registration statement on Form S-8 filed with the SEC. Unless you are an employee who is considered an affiliate of Jabil for purposes of the Securities Act, you will be able to sell the shares issuable upon exercise of your amended or replaced awards free of any transfer restrictions under applicable U.S. securities laws.

Material U.S. Federal Income Tax Consequences.

You should refer to Section 15 of the Offer to Amend or Replace for a discussion of the material U.S. federal income tax consequences of the amended or replaced awards and the eligible awards, as well as the consequences of accepting or rejecting this offer. If you are a citizen or resident of the United States, but are also subject to the tax laws of another non-U.S. jurisdiction, you should be aware that there might be other tax and social insurance consequences that may apply to you. We strongly recommend that you consult with your personal tax, financial, and legal advisors to discuss the consequences to you of this offer.

11.	Information Concerning Jabil

Our principal executive offices are located at 10560 Dr. Martin Luther King, Jr. Street North, St. Petersburg, Florida 33716 and our telephone number is (727) 577-9749. Questions regarding this offer should be directed to options_exchange_offer@jabil.com.

Jabil (www.jabil.com) is one of the leading providers of worldwide electronic manufacturing services and solutions. Jabil provides comprehensive electronics design, production, product management and after-market services to companies in the aerospace, automotive, computing, consumer, defense, industrial, instrumentation, medical, networking, peripherals, storage and telecommunications industries. Jabil serves its customers primarily with dedicated business units that combine highly automated, continuous flow manufacturing with advanced electronic design and design for manufacturability technologies.

The financial information included in our annual report on Form 10-K for the fiscal year ended August 31, 2007 and our quarterly report on Form 10-Q for the fiscal quarter ended February 29, 2008 is incorporated herein by reference. Please see Section 18 of this Offer to Amend or Replace for instructions on how you can obtain copies of our SEC filings, including filings that contain our financial statements.

We had a book value per share of $12.71 at February 29, 2008.

The following table sets forth our ratio of earnings to fixed charges for the periods specified:

Year Ended August 31,		Six Months Ended February 29,
2006	2007	2008
6.3x	1.9x	1.8x

For purposes of calculating the ratio of earnings to fixed charges, earnings is the amount resulting from (1) adding (a) pretax income from continuing operations before adjustment for minority interests in consolidated subsidiaries or income or loss from equity investees, (b) fixed charges, (c) amortization of capitalized interest,

(d) distributed income of equity investees and (e) our share of pre-tax losses of equity investees for which charges arising from guarantees are included in fixed charges and (2) subtracting (i) interest capitalized and (ii) the minority interest in pre-tax income of subsidiaries that have not incurred fixed charges. Fixed charges is the sum of (x) interest expensed and capitalized, (y) amortized premiums, discounts and capitalized expenses related to indebtedness and (z) an estimate of the interest within rental expense.

12.	Interests of Members of the Board of Directors and Executive Officers; Transactions and Arrangements Concerning the Awards

A list of our current members of the Board of Directors and executive officers of Jabil is provided below. Current and former members of the Board of Directors and executive officers of Jabil are not eligible to participate in this offer. As of May 1, 2008, our current members of the Board of Directors and executive officers (16 persons) as a group held outstanding awards granted under the 1992 Stock Option Plan and the 2002 Stock Incentive Plan to purchase a total of 3,960,011 of our shares, which represented approximately 23.2% of the shares subject to all awards outstanding under the 1992 Stock Option Plan and the 2002 Stock Incentive Plan.

On December 31, 2006, certain of our current executives entered into an awards repricing agreement with us to avoid potential additional tax liability under Section 409A, as permitted by the proposed transitional rules promulgated by the Treasury Department.

The following table sets forth the beneficial ownership, as of May 1, 2008, of each of our current members of the Board of Directors’ and executive officers’ outstanding awards granted to them under the 1992 Stock Option Plan and the 2002 Stock Incentive Plan. None of the board members or executive officers are eligible to participate in the offer.

The address of each executive officer and director is: c/o Jabil Circuit, Inc., 10560 Dr. Martin Luther King, Jr. Street North, St. Petersburg, Florida 33716.

Name	Title	Number of Shares Underlying Options and SARs held under the 1992 Stock Option Plan and 2002 Stock Incentive Plan as of May 1, 2008	Percentage
William D. Morean	Chairman of the Board of Directors	179,000	1.05%
Thomas A. Sansone	Vice Chairman of the Board of Directors	140,100	*
Lawrence J. Murphy	Director	133,000	*
Mel S. Lavitt	Director	79,000	*
Steven A. Raymund	Director	61,040	*
Frank A. Newman	Director	79,000	*
Laurence S. Grafstein	Director	39,000	*
Kathleen A. Walters	Director	0	0
Timothy L. Main	Chief Executive Officer, President and Director	1,190,000	6.96%
Mark T. Mondello	Chief Operating Officer	750,203	4.39%
Forbes I.J. Alexander	Chief Financial Officer	273,992	1.60%
John P. Lovato	Senior Vice President, Regional President – Europe	314,734	1.84%
William D. Muir Jr.	Senior Vice President, Regional President – Asia	346,142	2.03%
Robert L. Paver	General Counsel and Corporate Secretary	248,900	1.46%
Sergio Cadavid	Treasurer	30,000	*
Meheryar “Mike” Dastoor	Controller	95,900	*
All directors and executive officers as a group		3,960,011	23.2%

*	Less than 1%

Schedule A to this Offer to Amend or Replace provides certain information regarding transactions involving outstanding awards granted under the 1992 Stock Option Plan and the 2002 Stock Incentive Plan held by our current members of the Board of Directors and executive officers during the 60 days ended May 12, 2008. Except as otherwise described in Schedule A, there have been no transactions involving any outstanding awards granted under the 1992 Stock Option Plan and the 2002 Stock Incentive Plan that were effected during the 60-day period ended May 12, 2008 by Jabil or by any current member of the Board of Directors or executive officer of Jabil.

13.	Status of Awards Amended or Replaced in this Offer; Accounting Consequences of this Offer

Eligible awards accepted by us for amendment or replacement pursuant to this offer will be amended or replaced under the 1992 Stock Option Plan and the 2002 Stock Incentive Plan and will have no effect on the number of awards eligible for future grants under the 2002 Stock Incentive Plan. No additional awards are eligible for future grants under the 1992 Stock Option Plan.

The amendment or replacement will be considered a modification of the impacted awards for accounting purposes, as determined by FASB Statement No. 123(R), Share-Based Payment. If the closing price per share of our common stock on the last day of this offer is lower than or equal to the original exercise price of the eligible award, there will be no incremental stock-based compensation expense recognized by us. If, however, the closing price per share of our common stock on the last day of this offer period is higher than the original exercise price of the eligible award, there will be incremental stock-based compensation expense that will be measured on the last day of the tender offer period. Aggregate cash payments, if any, in excess of the modification charge will be recorded as a reduction to additional paid-in capital.

14.	Legal Matters; Regulatory Approvals

We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our amendment or replacement of awards as contemplated by this offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency or any NYSE listing requirements that would be required for the amendment or replacement of the eligible awards as contemplated herein. Should any additional approval or other action be required, we presently contemplate that we will seek such approval or take such other action. We cannot assure you that any such approval or other action, if needed, could be obtained or what the conditions imposed in connection with such approval would entail or whether the failure to obtain any such approval or other action would result in adverse consequences to our business. Our obligation under this offer to accept tendered awards is subject to the conditions described in Section 8 of this Offer to Amend or Replace.

If we are prohibited by applicable laws or regulations from amending or replacing awards on the expiration date of this offer, we will not amend or replace any awards. We are unaware of any such prohibition at this time, and we will use reasonable efforts to amend or replace such awards, but if amendments or replacements are prohibited on the expiration date of this offer we will not take any such actions, and your eligible awards will not be accepted for amendment or replacement.

15.	Material U.S. Federal Income Tax Consequences

If You Participate in this Offer

As a result of participation in this offer, you might avoid adverse tax consequences associated with your eligible awards. Please read this section carefully, as well as the following section summarizing the potential material U.S. federal income tax consequences to you if you decide not to tender your eligible awards.

The following is a summary of the material U.S. federal income tax consequences of participating in this offer for those eligible award holders subject to U.S. federal income tax. This discussion is based on the U.S. Internal Revenue Code of 1986 (the “Internal Revenue Code”), its legislative history, final or proposed tax regulations thereunder and administrative and judicial interpretations as of the date of this Offer to Amend or Replace, all of which are subject to change, possibly on a retroactive basis. The U.S. federal tax laws may change and the federal, state, local and non-U.S. tax consequences for each eligible employee will depend upon that eligible employee’s individual circumstances. This summary does not discuss all of the U.S. federal income tax consequences that might be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of award holders.

If you are subject to taxation in the United States, and are also subject to the tax laws of another country, you should be aware that there might be other tax and social insurance consequences that might apply to you. In addition, some states might impose additional taxes similar to those imposed under Section 409A.

We strongly recommend that you consult your personal tax, financial, and legal advisors with respect to the federal, state, local and non-U.S. tax consequences of participating in this offer and not participating in this offer, as the tax consequences to you are dependent on your individual tax situation.

Cash Payments.

Any cash payments you receive as part of the consideration for your eligible in-the-money awards under this offer will be taxable to you as compensation income at the time and to the extent you receive such cash payments. We generally will be entitled to a deduction equal to the amount of compensation income taxable to you if we comply with applicable reporting requirements. The cash payment will constitute wages for which income and employment tax withholding will be required.

Amended or Replaced Awards.

If you are an eligible award holder who chooses to accept this offer with respect to your eligible awards, you should not be required to recognize income for U.S. federal income tax purposes at the time of the acceptance and amendment or replacement of such awards. We believe that the acceptance and amendment or replacement of awards will be treated as a non-taxable exchange.

All eligible stock options are considered nonqualified stock options for purposes of U.S. tax law. Your amended or replaced stock options will continue to be nonqualified stock options for purposes of U.S. tax law. Under current law, you generally will not recognize taxable income upon the grant of a nonqualified stock option. When you exercise the stock option, the difference between the exercise price of the option and the fair market value of the shares subject to the stock option on the date of exercise will be compensation income taxable to you. By contrast, under Section 409A of the Internal Revenue Code, nonqualified stock options granted with an exercise price per-share below the fair market value of the underlying stock on the stock option’s actual grant date might be taxable to an option holder before he or she exercises the stock option, and might be taxed at a rate higher than the option holder’s regular federal income tax rate. If you elect to participate in this offer, your eligible stock options that are amended or replaced should no longer be subject to the adverse tax consequences under Section 409A that are associated with the discounted exercise price of the eligible stock options.

With respect to your amended or replaced awards that are stock appreciation rights, under current law you generally will not recognize taxable income upon the grant of such an award. When you exercise the stock appreciation right, the difference between the exercise price of the stock appreciation right and the fair market value of the shares subject to the stock appreciation right on the date of exercise will be compensation income taxable to you. By contrast, under Section 409A of the Internal Revenue Code, stock appreciation rights with an exercise price per-share below the fair market value of the underlying stock on the stock appreciation right’s measurement date for accounting purposes might be taxable to the grantee before he or she exercises the stock appreciation right, and might be taxed at a rate higher than the grantee’s regular federal income tax rate. If you elect to participate in this offer, your eligible stock appreciation rights that are amended or replaced should no longer be subject to the adverse tax consequences under Section 409A that are associated with the discounted exercise price of the eligible stock appreciation rights.

Any income you recognize upon exercise of a nonqualified stock option or stock appreciation right generally will constitute wages for which income and employment tax withholding will be required. We generally will be entitled to a deduction equal to the amount of compensation income taxable to you if we comply with applicable reporting requirements. When you sell the shares you acquire by exercising an amended or replaced stock option or stock appreciation right, any increase or decrease in the value of the shares after you acquired them is treated as capital gain or loss. The gain or loss will be long-term gain or loss if you hold the shares for more than 12 months after you acquire them.

If You Do Not Participate in this Offer.

Your decision not to accept this offer with respect to your eligible awards could result in adverse tax consequences to you. Please read this section carefully and consult your personal tax, financial, and legal advisors about your decision regarding participation in this offer.

The following is a summary of the material U.S. federal income tax consequences of declining to participate in this offer for those eligible award holders subject to U.S. federal income tax. This discussion is based on the U.S. Internal Revenue Code, its legislative history, treasury proposed tax regulations thereunder and administrative and judicial interpretations as of the date of this Offer to Amend or Replace, all of which are subject to change, possibly on a retroactive basis. The U.S. federal tax laws may change and the federal, state, local and non – U.S. tax consequences for each eligible employee will depend upon that eligible employee’s individual circumstances. This summary does not discuss all of the U.S. federal income tax consequences that might be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of award holders.

On April 17, 2007, the U.S. Treasury Department and the IRS issued final regulations under Section 409A. The regulations provide that awards that vest after December 31, 2004 are subject to Section 409A if the awards were granted at a discount (that is, issued with a per-share exercise price less than the fair market value of a share of the underlying stock on the award’s grant date). Under Section 409A, discounted awards generally must have fixed exercise dates to avoid early income recognition and an additional 20% tax.

The eligible awards were granted at a discount under the rules that apply for financial accounting purposes. If the eligible awards are not amended or replaced in this offer, it is likely that holders of the awards will recognize income for federal tax purposes before the awards are exercised, will owe an additional 20% tax on the amounts included in income, and might be liable for interest.

The U.S. Treasury Department and the IRS have not yet issued regulations concerning the calculation and timing of amounts required to be included in income under Section 409A. As a result, it is not possible to determine with certainty the extent of the unfavorable tax consequences that might apply to eligible awards if they are not amended or replaced in this offer. It is likely that at a minimum, the amount of the spread (that is, the difference between the fair market value of the underlying shares and the exercise price of the awards) will be includable as income on December 31 of the year in which the awards vest (or, if later, on December 31, 2008) and thus will be subject to regular federal income tax in that year, even though the awards have not been exercised. The spread on December 31 also will be subject to a 20% additional tax. It is possible that during each subsequent tax year until the awards are exercised, any increase in value of the underlying stock on December 31 will be included in income and taxed at the same increased rate.

Under guidance issued by the U.S. Treasury Department and the IRS, special transition rules apply from 2005 through the end of 2008. Under the transition rules, if you exercise an eligible award before 2009 and before the award is amended or replaced in this offer, the amount of the spread (the difference between the fair market value of the underlying shares and the exercise price of the awards) will be included as income on the exercise date, and will be subject both to federal income tax and to the additional 20% tax under Section 409A. In addition, if the awards vested before the year in which you exercised them, you will owe interest in the year of exercise on the amount of additional federal income tax you would have owed if the spread had been included as income in the vesting year, and any increase in the spread had been included as income in each subsequent year through the exercise date. The interest would be determined at the rate for underpayment of tax plus 1%.

It is not clear whether the transition rules described above will continue to be used to calculate the tax you owe for 2005 through 2008 in the case of eligible awards that vested before 2009, and that remain outstanding after 2008. It is possible that the U.S. Treasury Department and the IRS will apply more severe tax consequences to eligible awards that are neither amended, replaced, nor exercised before 2009. For example, if an eligible award vested in 2005 and was exercised in 2009, it is possible that you will be required to include the spread on December 31, 2005 in income and pay federal income tax and the 20% additional tax on that amount, and that you will be required to pay federal income tax and the 20% additional tax on any increase in the spread each year until the award is exercised.

Your personal tax advisor may advocate a position under the current statute and IRS guidance that your eligible awards are exempt from Section 409A. Furthermore, there can be no assurances as to the effect of any future legislation, or future IRS or Treasury Department guidance or regulations.

If you are subject to taxation in the United States and are also subject to the tax laws of another country, you should be aware that there may be other tax and social insurance consequences that apply to you. In addition, there might be additional tax consequences relating to your participation in this offer. Further, some states might impose additional taxes similar to those imposed under Section 409A, even if you never exercise your eligible awards. We strongly recommend that you consult your personal tax, financial, and legal advisors with respect to the federal, state, local and non-U.S. tax consequences of participating in this offer and not participating in this offer, as the tax consequences to you are dependent on your individual tax situation.

16.	Extension of Offer; Termination; Amendment

We reserve the right, in our discretion, at any time and regardless of whether or not any event listed in Section 8 of this Offer to Amend or Replace has occurred or is deemed by us to have occurred, to extend the period of time during which this offer is open and delay the acceptance of tenders of any awards. If we extend the offer expiration date, we will also extend your right to withdraw tenders of eligible awards until such extended offer expiration date. In the case of an extension, we will send you an email or other communication no later than 9:00 a.m., Eastern Daylight Time, on the next business day after the previously scheduled offer expiration date.

We also reserve the right, in our reasonable judgment, before the offer expiration date to terminate or amend this offer and to postpone the expiration of this offer (resulting in a delay of our acceptance of any awards tendered) if any of the events listed in Section 8 of this Offer to Amend or Replace occurs, by giving written notice of the termination or postponement to you or by making a public announcement of the termination. If we change this offer, we will send you an email or other communication disclosing the change no later than 9:00 a.m., Eastern Daylight Time, on the next business day following the day we change this offer. Our reservation of the right to delay our acceptance and cancellation of awards tendered is limited by Rule 13e-4(f)(5) under the Exchange Act which requires that we must pay the consideration offered or return the awards promptly after termination or withdrawal of a tender offer.

Subject to compliance with applicable law, we further reserve the right, before the offer expiration date, in our discretion, and regardless of whether any event listed in Section 8 of this Offer to Amend or Replace has occurred or is deemed by us to have occurred, to amend this offer in any respect, including by decreasing or increasing the consideration offered in this offer to holders of eligible awards or by decreasing or increasing the number of awards being sought in this offer. As a reminder, if a particular award grant expires after commencement, but before amendment or cancellation under this offer, that particular award grant is not eligible for tender into this offer. Therefore, if we extend this offer for any reason and if awards that were tendered before the originally scheduled expiration of this offer expire after such originally scheduled expiration date but before the actual expiration date under the extended offer, the awards will not be eligible for acceptance.

The minimum period during which this offer will remain open following material changes in the terms of this offer or in the information concerning this offer, other than a change in the consideration being offered by us or a change in the amount of existing awards sought, will depend on the facts and circumstances of such change, including the relative materiality of the terms or information changes. If we modify the number of eligible awards being sought in this offer or the consideration being offered by us for the eligible awards in this offer, this offer will remain open for at least 10 business days from the date of notice of such modification. If any term of this offer is amended in a manner that we determine constitutes a material change adversely affecting any holder of eligible awards, we will promptly disclose the amendments in a manner reasonably calculated to inform holders of eligible awards of such amendment, and we will extend the offer period so that at least 5 business days, or such longer period as may be required by the tender offer rules, remain after such change.

For purposes of this offer, a “business day” means any day other than a Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Daylight Time.

17.	Fees and Expenses

We will not pay any fees or commissions to any broker, dealer or other person for soliciting awards to be tendered in this offer.

18.	Additional Information.

This Offer to Amend or Replace is part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. This Offer to Amend or Replace does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with the SEC before making a decision on whether to elect to amend your awards:

1.	Our annual report on Form 10-K for our fiscal year ended August 31, 2007, filed with the SEC on October 25, 2007;

2.	Our definitive proxy statement on Schedule 14A for our 2008 annual meeting of shareholders, filed with the SEC on December 21, 2007;

3.	Our quarterly reports on Form 10-Q for our fiscal quarters ended February 29, 2008, filed with the SEC on April 9, 2008, and November 30, 2007, filed with the SEC on January 8, 2008;

4.	Our current reports on Form 8-K and Form 8-K/A filed with the SEC on October 2, 2007, October 30, 2007, December 27, 2007, and January 17, 2008, (other than the portions of these documents not deemed to be filed); and

5.	The description of our common stock contained in any registration statement filed by us under the Exchange Act, and any further amendment or report filed thereafter for the purpose of updating such description.

These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the SEC’s public reference room at Headquarters Office, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public on the SEC’s internet site at www.sec.gov.

Each person to whom a copy of this Offer to Amend or Replace is delivered may obtain a copy of any or all of the documents to which we have referred you, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents, at no cost, by emailing options_exchange_offer@jabil.com.

As you read the documents listed above, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this Offer to Amend or Replace, you should rely on the statements made in the most recent document.

The information contained in this Offer to Amend or Replace about us should be read together with the information contained in the documents to which we have referred you, in making your decision as to whether or not to participate in this offer.

19.	Financial Statements

Attached as Schedule B to this Offer to Amend or Replace is summary financial information of Jabil for the six month periods ended February 29, 2008 and February 28, 2007, and for the fiscal years ended August 31, 2007 and August 31, 2006. Our full financial statements as included in our quarterly report on Form 10-Q for our fiscal quarter ended February 29, 2008, filed with the SEC on April 9, 2008 and our annual report on Form 10-K for our fiscal year ended August 31, 2007, filed with the SEC on October 25, 2007, are incorporated by reference herein. More complete financial information may be obtained by accessing our public filings with the SEC by following the instructions in Section 18 of this Offer to Amend or Replace.

20.	Miscellaneous

We are not aware of any jurisdiction where the making of this offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of this offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, this offer will not be made to, nor will awards be accepted from the eligible award holders residing in such jurisdiction.

We have not authorized any person to make any recommendation on our behalf as to whether you should elect to tender your awards in this offer. You should rely only on the information in this document or documents to which we have referred you. We have not authorized anyone to give you any information or to make any representations in connection with this offer other than the information and representations contained in this Offer to Amend or Replace and in the related award offer documents. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

SCHEDULE A

RECENT TRANSACTIONS INVOLVING OUTSTANDING AWARDS GRANTED UNDER JABIL’S 1992

STOCK OPTION PLAN AND JABIL’S 2002 STOCK INCENTIVE PLAN BY MEMBERS OF OUR

BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

Except as provided below, no members of the Board of Directors and executive officers of Jabil were parties to any transactions involving outstanding awards granted under the 1992 Stock Option Plan and the 2002 Stock Incentive Plan during the 60-day period ended May 12, 2008:

On March 28, 2008, Lawrence J. Murphy exercised 10,000 stock options for $9.03 that had been granted to him on September 1, 1998 with an exercise price of $5.88.

A-1

SCHEDULE B

SUMMARY FINANCIAL INFORMATION

OF JABIL CIRCUIT, INC.

The following selected data are derived from our Consolidated Financial Statements and Unaudited Consolidated Financial Statements. We believe that the Unaudited Consolidated Financial Statements from which we have derived the interim period data include all adjustments, consisting only of normal, recurring adjustments, necessary to present fairly, in all material respects, our results of operations and financial condition for and as of the periods presented. Financial results for interim periods are not necessarily indicative of results that may be expected for any other interim period or for the fiscal year. The data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business,” our Consolidated Financial Statements, our Unaudited Consolidated Financial Statements and the related notes thereto included in our Annual Report on Form 10-K for the year ended August 31, 2007 and our Quarterly Report on Form 10-Q for the six months ended February 29, 2008.

	Year Ended August 31				Six Months Ended
	2006		2007		February 28, 2007		February 29, 2008
					(unaudited)
	(in thousands except per share data)
Consolidated Statement of Earnings Data:
Net revenue	$10,265,447		$12,290,592		$6,158,865		$6,426,560
Cost of revenue	9,500,547		11,478,562		5,795,370		5,998,941

Gross profit	764,900		812,030		363,495		427,619
Operating expenses:
Selling, general and administrative	382,210		491,967		229,731		241,060
Research and development	34,975		36,381		16,474		16,375
Amortization of intangibles	24,323		29,347		11,858		18,577
Restructuring and impairment charges	81,585	(1)	72,396	(2)	7,654	(3)	51,076	(4)

Operating income	241,807		181,939		97,778		100,531
Other expense	11,918	(1)	15,888	(2)	7,684	(3)	7,805	(4)
Interest income	(18,734)		(14,531)		(6,270)		(6,204)
Interest expense	23,507		86,069		32,579		49,296

Income before income taxes and minority interest	225,116		94,513		63,785		49,634
Income tax expense	60,598	(1)	21,401	(2)	8,609	(3)	12,733	(4)
Minority interest	—		(124)		(101)		(1,055)

Net income	$164,518		$73,236		$55,277		$37,956

Earnings per share:
Basic	$0.79		$0.36		$0.27		$0.19

Diluted	$0.77		$0.35		$0.27		$0.18

Common shares used in the calculations of earnings per share:
Basic	207,413		203,779		203,227		204,866

Diluted	212,540		206,972		206,133		206,452

B-1

	Year Ended August 31		Six Months Ended
	2006	2007	February 29, 2008
	(in thousands)		(unaudited)
Consolidated Balance Sheet Data:
Working capital	$977,631	$675,446	$986,214

Total assets	$5,411,730	$6,295,232	$6,443,926

Current installments of notes payable, long-term debt and long-term lease obligations	$63,813	$501,716	$142,726

Notes payable, long-term debt and long-term lease obligations, less current installments	$329,520	$760,477	$998,997

Total stockholders’ equity	$2,294,481	$2,443,011	$2,607,423

Cash dividends declared, per share	$0.14	$0.28	$0.14

Notes:

(1)	During fiscal year 2006, we recorded charges of $81.9 million ($70.1 million after-tax) related to the restructuring plan initiated in the fourth quarter of fiscal year 2006, partially off-set by the reversal of $0.3 million related to restructuring charges incurred under historical restructuring plans. Also related to the restructuring plan, we recorded valuation allowances of $37.1 million on net deferred tax assets through income tax expense. We also recorded $11.9 million ($7.2 million after-tax) of other expense related to a loss on the sale of receivables under our accounts receivable securitization program.
(2)	During fiscal year 2007, we recorded charges of $72.4 million ($59.3 million after-tax) related to the restructuring plan initiated in the fourth quarter of fiscal year 2006. Also related to the restructuring plan, we reduced valuation allowances by $2.0 million, to $35.1 million, on net deferred tax assets through income tax expense. We also recorded $15.9 million ($9.7 million after-tax) of other expense related to a loss on the sale of receivables under our accounts receivable securitization program.
(3)	During the six months ended February 28, 2007, we recorded charges of $7.7 million ($7.1 million after-tax) related to the restructuring plan initiated in the fourth quarter of fiscal year 2006. We also recorded $7.7 million ($4.6 million after-tax) of other expense related to a loss on the sale of accounts receivable sold under our accounts receivable securitization program during the six months ended February 28, 2007.
(4)	During the six months ended February 29, 2008, we recorded charges of $51.1 million ($47.5 million after-tax) related to the restructuring plan initiated in the fourth quarter of fiscal year 2006. We also recorded $7.8 million ($4.7 million after-tax) of other expense related to a loss on the sale of accounts receivable sold under our accounts receivable securitization program during the six months ended February 29, 2008.

B-2